Exhibit 99.1

                   GenCorp Reports 2004 2nd Quarter Results

                            2nd Quarter Highlights

     - 35% increase in sales from continuing operations this quarter compared with last year's second quarter. Aerospace & Defense sales rise 52% with the contribution of the October 2003 ARC acquisition.
     - GDX Automotive becomes discontinued operation in anticipation of sale, and a one-time charge of $261 million recorded. $6.25 loss per diluted share from discontinued operations.

    SACRAMENTO, Calif., July 15 /PRNewswire-FirstCall/ -- GenCorp Inc.
(NYSE: GY) today reported sales from continuing operations for the second quarter 2004 of $136 million, compared to $101 million for the second quarter 2003, an increase of 35%. Sales for the first six months of 2004 were $260 million compared to $181 million for the first six months of 2003, an increase of 44%. Sales increases in both periods primarily reflect contributions by the propulsion business of Atlantic Research Corporation
(ARC) acquired in October 2003. Both periods reflect the GDX Automotive segment classified as a discontinued operation as a result of the Company's announced plans to sell the business. In connection with these plans, the Company recorded a one-time charge of $261 million at the end of the second quarter 2004.

    Including the charge, the Company reported a net loss of $312 million ($7.06 per share) for the second quarter 2004 compared to net income of $10 million ($0.22 per share) for the second quarter 2003. The loss from continuing operations for the second quarter 2004 was $36 million ($0.81 per share), compared to income of $1 million ($0.02 per share) for the second quarter 2003. The decrease in earnings from the 2003 period is the result primarily of a $13 million increase in non-cash pretax expense from employee retirement benefit plans, as well as higher interest expense associated with higher debt levels, including amounts incurred to finance the ARC acquisition, and a tax provision to reflect the uncertainty of realizing deferred tax benefits, given historical losses. The net loss for the first six months of 2004 was $331 million ($7.51 per share), including the loss from discontinued operations, compared to net income of $13 million ($0.30 per share) for the first six months of 2003. The loss in the first half of 2004 from continuing operations was $45 million ($1.03 per share) compared to income of $2 million ($0.06 per share) in 2003. The decrease in earnings for the first half of 2004 includes a $26 million increase in non-cash pretax expense from employee retirement benefit plans, higher interest expense, and the tax provision impact as described above.
    "We are beginning an important new phase in GenCorp's history, with our plans to sell our GDX Automotive business. We are transforming ourselves into a strategically focused corporation that aims to deliver better returns on our capital than we have been able to do in the recent past," said Terry L. Hall, chairman of the Board, president and chief executive officer.
    "Our Aerospace & Defense business continues to experience steady performance improvement and increasing business opportunities. To date, we have successfully integrated the ARC business. In addition, we were able to further strengthen our capabilities and market position with the acquisition last month of the THAAD and MK-72 programs and related assets from Pratt & Whitney Space Propulsion."
    Hall continued, "Taken together, these acquisitions expand our participation in bedrock aerospace and defense programs that are expected to be in production for many years to come. At the same time, we continue our efforts to unlock the value of our considerable real estate holdings in the suburban Sacramento community."

    Operations Review

    Aerospace and Defense Segment
    Second quarter 2004 sales increased to $125 million compared to $82 million in the second quarter 2003. Sales for the first six months of 2004 were $238 million compared to $144 million last year. The increases include sales generated by the acquired ARC business of $42 million in the second quarter and $81 million for the first six months.
    Second quarter segment performance in 2004 was $8 million compared to $10 million in 2003. Excluding the effect of employee retirement benefit plan income or expense, second quarter segment performance was $15 million in 2004 compared to $9 million in 2003. For the first six months of 2004, segment performance was $12 million compared to $18 million in 2003. Excluding the effect of employee retirement plan income or expense, segment performance for the first six months was $26 million in 2004 compared to $16 million in 2003. For both the second quarter and the first six months, the increase reflects the impact of higher sales, favorable contract performance and net positive changes in program mix.
    During the second quarter of 2004, an Aerojet/Roxel U.K. team was selected by Lockheed Martin to supply the rocket motor for the Joint Common Missile
(JCM) program. The U.S. Army, Navy and Marine Corps are expected to procure up to 54,000 JCM rounds, which are forecasted to be in use by 2010. The Company expects a contract award for the system design and development phase during the third quarter of 2004.
    As of May 31, 2004, Aerojet's contract backlog was $876 million compared to $830 million as of November 30, 2003. Funded backlog, which includes only the amount of those contracts for which money has been directly authorized by the U.S. Congress, or for which a firm purchase order has been received by a commercial customer, was approximately $504 million as of May 31, 2004, compared to $425 million as of November 30, 2003.

    Real Estate Segment
    The Company did not sell any real estate assets in the first six months of either 2004 or 2003. Segment performance, consisting of income from leasing activities, was $1 million in both second-quarter periods, and $2 million in both six-month periods.

    Fine Chemicals Segment
    Second quarter 2004 sales were $13 million compared to $17 million for the second quarter 2003. For the first six months, sales were $26 million compared to $34 million last year. The decrease reflects the timing of sales of large production orders with extended manufacturing schedules. Currently, Fine Chemicals is expected to run at full capacity for the remainder of the fiscal year, and is expected to have improved segment performance for the last two quarters of 2004.
    Second quarter segment performance in 2004 was break-even compared to $4 million in the prior year period. Segment performance was also break-even for the first six months, compared to $6 million in the first six months of 2003.
    As of May 31, 2004, Fine Chemicals' backlog was $48 million compared to $57 million as of November 30, 2003.

    Additional Information
    Interest expense increased to $8 million in the second quarter 2004 from $5 million in 2003. Interest expense increased to $16 million in the first six months of 2004 from $9 million in the first six months of 2003. The increase in both periods is due to higher debt levels and higher average interest rates. Additional debt includes amounts incurred to finance the ARC acquisition.
    Total debt increased from $538 million as of November 30, 2003 to $595 million as of May 31, 2004 and cash decreased from $64 million as of November 30, 2003 to $51 million as of May 31, 2004. The increase in net debt reflects increased working capital needs in the first six months of 2004 for Aerojet, Fine Chemicals and discontinued operations, partially offset by the full payment of an outstanding receivable in the amount of $20 million for a land sale in 2001.
    As of May 31, 2004, the Company had availability under its credit facilities of $89 million, including $8 million related to discontinued operations, compared to $63 million, including $11 million related to discontinued operations, as of November 30, 2003.
    Corporate and other expenses were $8 million in the second quarter of 2004 compared to $10 million in the second quarter of 2003, and $15 million for the first six months of both 2004 and 2003.
    An income tax provision relating to continuing operations of $24 million for the second quarter of 2004 and $18 million for the first six months of 2004 was recorded to reflect the uncertainty of realizing the deferred tax benefits, given historical losses. Similarly, no tax benefit has been included in the charge related to the classification of the GDX Automotive business as a discontinued operation, as realization is also uncertain.

    Forward-Looking Statements
    This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this release and in subsequent discussions with the Company's management, other than historical information, may be deemed to be forward-looking statements. These statements present (without limitation) the expectations, beliefs, plans and objectives of management and future financial performance and assumptions underlying, or judgments concerning, the matters discussed in such statements. The words "believe," "estimate," "anticipate," "project" and "expect," and similar expressions, are intended to identify forward-looking statements. Forward-looking statements involve certain risks, estimates, assumptions and uncertainties, including with respect to future sales and activity levels, cash flows, contract performance, the outcome of litigation and contingencies, environmental remediation and anticipated costs of capital. A variety of factors could cause actual results or outcomes to differ materially from those expected and expressed in the Company's forward-looking statements. Some important risk factors that could cause actual results or outcomes to differ from those expressed in the forward-looking statements include, but are not limited to, the following:

    -- legal and regulatory developments that may have an adverse impact on the Company or its segments. For example: 1) the Company's operations and financial condition could be adversely impacted if the judgment order in the amount of approximately $29 million entered November 21, 2002 against GenCorp in GenCorp Inc. v. Olin Corporation (U.S. District Court for the Northern District of Ohio, Eastern Division), is upheld on appeal and the offsets to which the Company believes it is entitled are not realized; 2) restrictions on real estate development that could delay the Company's proposed real estate development activities; 3) a change in toxic tort or asbestos litigation trends that is adverse to the Company; or 4) changes in international tax laws or currency controls;
    -- changes in Company-wide or business segment strategies, which may result in changes in the types or mix of business in which the Company is involved or chooses to invest;
    -- changes in U.S., global or regional economic conditions, which may affect, among other things, 1) customer funding for the purchase of aerospace and defense products, which may impact the Aerospace and Defense segment's business base and, as a result, impact its ability to recover environmental costs; 2) healthcare spending and demand for the pharmaceutical ingredients produced by the Fine Chemicals segment; 3) the Company's ability to successfully complete its real estate activities; and 4) the funded status and costs related to the Company's employee retirement benefit plans;
    -- risks associated with the Company's Aerospace and Defense segment's role as a defense contractor including: 1) the right of the U.S. government to terminate any contract for convenience; 2) modification or termination of U.S. government contracts due to lack of congressional funding; and 3) the lack of assurance that bids for new programs will be successful, or that customers will exercise contract options or seek or follow-on contracts with the Company due to the competitive marketplace in which the Company competes;
    -- changes in U.S. and global financial and equity markets, including market disruptions and significant currency or interest rate fluctuations, that may impede the Company's access to, or increase the cost of, external financing for its operations and investments or materially affect the Company's results of operations and cash flows;
    -- increased competitive pressures, which may, among other things, affect the performance of the Company's Aerospace and Defense and Fine Chemicals segments, as well as the GDX Automotive discontinued operations;
    -- labor disputes, which may lead to increased costs or disruption of operations in the Company's Aerospace and Defense, and Fine Chemicals segments, as well as the GDX Automotive discontinued operations;
    -- technological developments or patent infringement claims; which may impact the use of critical technologies in the Company's Aerospace and Defense, and Fine Chemicals segments, as well as its GDX Automotive discontinued operations, leading to reduced sales or increased costs;
    -- an unexpected adverse result or required cash outlay in the toxic tort cases, environmental proceedings or other litigation, or change in proceedings or investigations pending against the Company;
    -- other risks associated with the GDX Automotive discontinued operations, such as, 1) changes in U.S., global or regional economic conditions, which may affect, among other things, consumer spending on new vehicles thereby reducing demand for products made by the GDX Automotive business; 2) increased outsourcing of production of key vehicle sub-assemblies requiring industry suppliers, such as the GDX Automotive business, to demonstrate the ability to be reliable supplier of integrated components to maintain and increase market share; and 3) changes in product mix, which may affect automotive vehicle preferences and demand for GDX Automotive's products; and
    -- risks attendant to the sale of the GDX Automotive business, including the ability of the Company to identify a buyer for the business as well as the timing and terms of any proposed sale and its ultimate consummation.

    This list of factors that may affect future performance and the accuracy of forward-looking statements is illustrative, but by no means exhaustive. These and other factors are described in more detail in the Company's Annual Report on Form 10-K for the year ended November 30, 2003 and its subsequent filings with the U.S. Securities and Exchange Commission. Additional risks may be described from time-to-time in future filings with the U.S. Securities and Exchange Commission. Accordingly, all forward-looking statements should be evaluated with the understanding of their inherent uncertainty. All such risk factors are difficult to predict, contain material uncertainties that may affect actual results and may be beyond the Company's control.
    GenCorp is a technology-based manufacturer with positions in the aerospace and defense, pharmaceutical fine chemicals, real estate and automotive industries. Additional information about GenCorp can be obtained by visiting the Company's web site at www.GenCorp.com.


     Consolidated Statement of Income
     GenCorp Inc.

                                       Three Months Ended   Six Months Ended
    (Dollars in millions, except        May 31,   May 31,   May 31,  May 31,
     per share amounts)                  2004       2003     2004      2003
                                           (Unaudited)         (Unaudited)

    Net Sales                            $136      $101      $260     $181
    Costs and Expenses:
      Cost of products sold               115        78       224      137
      Selling, general and administrative  15        10        28       19
      Depreciation and amortization        10         8        20       17
      Interest expense                      8         5        16        9
      Other income, net                    --        --        (1)      (3)

    Income (loss) from continuing
     operations before income taxes       (12)       --       (27)       2
      Income tax benefit (provision)      (24)        1       (18)      --

      Income (loss) from continuing
       operations                         (36)        1       (45)       2
      Income (loss) from discontinued
       operations, net of tax            (276)        9      (286)      11

        Net (Loss) Income               $(312)      $10     $(331)     $13

    Income (Loss) Per Share of Common
     Stock
      Basic and Diluted:
      Income (loss) per share from
       continuing operations           $(0.81)    $0.02    $(1.03)   $0.06
      Income (loss) per share from
       discontinued operations          (6.25)     0.20     (6.48)    0.24
      Income (loss) per share          $(7.06)    $0.22    $(7.51)   $0.30

    Basic and Diluted:
    Weighted average shares of common
     stock outstanding                   44.2      43.2      44.0     43.1
    Capital expenditures from
     continuing operations                 $5        $2        $9       $4


     Business Segment Information
     GenCorp Inc.

                                       Three Months Ended   Six Months Ended
     (Dollars in millions, except       May 31,    May 31,  May 31,  May 31,
      per-share data)                    2004       2003     2004      2003
                                           (Unaudited)          (Unaudited)
    Net Sales:
      Aerospace and Defense              $125       $82      $238     $144
      Real Estate                           2         2         3        3
      Fine Chemicals                       13        17        26       34
      Intersegment sales elimination       (4)       --        (7)      --
        Total                            $136      $101      $260     $181

    Segment Performance:
      Aerospace and Defense               $15        $9       $26      $16
      Retirement benefit plan income
       (expense)                           (7)        1       (14)       2
        Aerospace and Defense Segment
         Performance                        8        10        12       18
        Real Estate Segment Performance     1         1         2        2
        Fine Chemicals Segment
         Performance                       --         4        --        6
          Total Segment Performance         9        15        14       26

      Interest expense                     (8)       (5)      (16)      (9)
      Corporate retirement benefit
       plan expense                        (5)       --       (10)      --
      Corporate and other expenses         (8)      (10)      (15)     (15)

    Income (Loss) from continuing
     operations before income taxes      $(12)      $--      $(27)      $2

    Segment performance excludes corporate retirement benefit plan income (expense), corporate income and expenses, interest expense, income taxes, and discontinued operations.


     Condensed Consolidated Balance Sheet
     GenCorp Inc.
                                                       May 31,    November 30,
    (Dollars in millions)                               2004          2003
                                                            (Unaudited)
    Assets
    Cash and equivalents                                 $51          $64
    Accounts receivable                                   91           92
    Inventories, net                                     197          170
    Recoverable form U.S. government and other
     third parties for environmental remediation          32           37
    Current deferred tax asset                            --            2
    Prepaid expenses and other                             8           14
    Assets of discontinued operations                    319          571

    Total Current Assets                                 698          950
    Property, plant and equipment, net                   211          217
    Recoverable from U.S. government and other
     third parties for environmental remediation         176          183
    Prepaid pension asset                                302          320
    Goodwill, net                                        103          100
    Deferred income taxes                                 --           17
    Other noncurrent assets, net                         107          120
                                                      $1,597       $1,907
    Liabilities and Shareholders' Equity
    Short-term borrowings and current portion of
     long-term debt                                      $28          $52
    Accounts payable                                      29           41
    Reserves for environmental remediation                47           53
    Income taxes payable                                  41           23
    Other current liabilities                            158          181
    Liabilities of discontinued operations               154          160

    Total Current Liabilities                            457          510
    Long-term debt, net of current portion               567          486
    Postretirement benefits other than pensions          148          148
    Reserves for environmental remediation               250          262
    Other noncurrent liabilities                          76           73
    Total shareholders' equity                            99          428
                                                      $1,597       $1,907

SOURCE  GenCorp Inc.
    -0-                             07/15/2004
    /CONTACT: investors, Yasmin Seyal, senior vice president & chief financial officer, +1-916-351-8585, or media, Linda Beech Cutler, vice president, corporate communications, +1-916-351-8650, both of GenCorp Inc./
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20010108/SFM125LOGO
             AP Archive:  http://photoarchive.ap.org
             PRN Photo Desk, 1-888-776-6555 or +1-212-782-2840/
    /Web site:  http://www.gencorp.com /
    (GY)

CO:  GenCorp Inc.
ST:  California
IN:  ARO CPR CHM AIR
SU:  ERN CCA